Exhibit 99.A

News For Immediate Release
El Paso Corporation Reports Strong Second Quarter Financial and Operational Results
HOUSTON, TEXAS, August 6, 2009—El Paso Corporation (NYSE:EP) is today reporting second quarter 2009 financial and operational results for the company.
Highlights:
•	$0.25 adjusted diluted earnings per share (EPS) versus $0.39 in 2008. A sharp increase in Pipeline Group earnings was more than offset by lower natural gas and oil prices.

•	Second quarter 2009 reported earnings of $0.11 per diluted share versus $0.25 in 2008.

•	Pipeline second quarter 2009 earnings before interest expense and taxes (EBIT) rose 11 percent from the second quarter of 2008.

•	777 million cubic feet equivalent per day (MMcfe/d) total production. Production from the Central and Western divisions rose 6 and 5 percent, respectively from 2008 levels.

•	Exploration & Production per-unit cash operating costs were $1.68 per thousand cubic feet equivalent (Mcfe) — a 16 percent decrease from the second quarter of 2008.
“El Paso generated good financial results in a difficult environment, and I am particularly pleased with the operational progress that we have made in recent months,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation. “In our Pipeline business, we secured a partner for our Ruby Pipeline project and brought two projects into service — both on time and on budget. In E&P, our domestic production held up very well, even though we have reduced our drilling rig activity by roughly 70 percent since the third quarter of 2008. We continue to deliver outstanding results in our Haynesville Shale and Altamont oil programs while substantially reducing our overall per-unit cash costs. Financially, we maintained strong liquidity and completed several financings, including a drop down with El Paso Pipeline Partners, L.P.”

     A summary of financial results for the quarters and six-month periods ended June 30, 2009 and 2008 is as follows:

	Quarters Ended		Six Months Ended
Financial Results	June 30,		June 30,
($ in millions, except per share amounts)	2009	2008	2009	2008

Net income (loss) attributable to El Paso Corporation	$89	$191	$(880)	$410
Preferred stock dividends	10	—	19	19

Net income (loss) attributable to EPC common stockholders	$79	$191	$(899)	$391

Basic per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.11	$0.27	$(1.29)	$0.56

Diluted per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.11	$0.25	$(1.29)	$0.54

     Items Impacting Quarterly Results
     Second quarter 2009 and 2008 net income includes the following items:

Second Quarter 2009	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$79	$0.11
Adjustments[1]
Ceiling test charges	$12	$12	$0.02
Change in fair value of power contracts	(21)	(13)	(0.02)
Change in fair value of legacy natural gas contracts	3	1	—
Change in fair value of legacy indemnification	(25)	(16)	(0.02)
Loss on sale of notes receivable relating to Porto Velho sale	22	22	0.03
Mark-to-market (MTM) impact of E&P financial derivatives [2]	151	96	0.14
Effect of change in number of dilutes shares			(0.01)

Adjusted EPS[3]			$0.25

[1]	Assumes a 36 percent tax rate, except for international portion of ceiling test charges, loss on sale of notes receivable relating to Porto Velho sale and 699 million diluted shares

Velho sale and 699 million diluted shares

[2]	Consists of $55 million of MTM gains on financial derivatives, adjusted for $206 million of realized gains from cash settlements

[3]	Based upon 756 million fully diluted shares and includes income impact from dilutive securities
Adjusted earnings per share do not include $50 million, or $0.04 per share, of early cash settlements of oil derivative contracts that hedged April though June 2009 production that were realized in the first quarter of 2009.

Second Quarter 2008	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$191	$0.25

Adjustments[1]

Change in fair value of power contracts	$105	$67	$0.09

Change in fair value of legacy indemnification	(9)	(6)	(0.01)

Other legacy litigation adjustments	(27)	(29)	(0.04)

Change in fair value of production-related derivatives in Marketing	52	33	0.04

MTM impact of E&P financial derivatives [2]	61	39	0.06

Adjusted EPS[3]			$0.39

[1]	Assumes a 36 percent tax rate, except other legacy litigation adjustments, and 761 million diluted shares

[2]	Consists of $153 million of MTM losses on financial derivatives, adjusted for $92 million of realized losses from cash settlements

[3]	Based upon 769 million fully diluted shares and includes income impact from dilutive securities
Financial Results — Six Months Ended June 30, 2009
For the six months ended June 30, 2009, El Paso reported a net loss attributable to EPC common stockholders of $899 million, or $1.29 per diluted share, compared with net income of $391 million, or $0.54 per diluted share, for the first six months of 2008. Earnings for the six month periods of 2009 and 2008, after adjusting for the impacts of production-related derivatives, ceiling test charges and other items, were $0.72 and $0.74 per diluted share, respectively. A schedule of items affecting year-to-date results is listed as an appendix to this release.
Business Unit Financial Update

	Quarters Ended		Six Months Ended
Segment EBIT Results	June 30,		June 30,
($ in millions)	2009	2008	2009	2008

Pipeline Group	$327	$295	$723	$676

Exploration and Production	61	304	(1,624)	546

Marketing	10	(153)	62	(213)

Power	(21)	12	(17)	10

Corporate and Other	31	41	24	80

	$408	$499	$(832)	$1,099

Pipeline Group
The Pipeline Group’s EBIT for the quarter ended June 30, 2009 was $327 million, compared with $295 million for the same period in 2008. Second quarter results benefited from several expansion projects that went into service throughout 2008 including the Kanda Lateral project, the Medicine Bow expansion and the High Plains Pipeline. Second quarter 2009 results were also favorably impacted by increased reservation revenues on the El Paso Natural Gas system, new contracts on El Paso’s Rocky Mountain region systems and additional capacity sold in different regions of the Tennessee Gas Pipeline system. Throughput was essentially flat with the second quarter of 2008 as volumes from recent expansions were offset by weaker demand due to slower economic conditions. While the pipelines experience fluctuations in throughput, there is no material impact to near-term financial results because a significant portion of revenues are derived from demand charges under long-term contracts.
During the second quarter of 2009, the Pipeline Group placed the TGP Carthage expansion and the CIG Totem Storage project into service — both on time and on budget.

	Quarters Ended
Pipeline Group Results	June 30,
($ in millions)	2009	2008

EBIT before adjustment for non-controlling interests	$338	$303

Net income attributable to non-controlling interests	(11)	(8)

EBIT	$327	$295

DD&A	$102	$99

Total throughput (BBtu/d)[1]	17,929	17,981

[1]	Includes proportionate share of jointly owned pipelines

Exploration and Production
The Exploration and Production segment reported $61 million of EBIT for the quarter ended June 30, 2009, compared with $304 million for the same period in 2008. The decrease was primarily due to lower realized commodity prices and lower production volumes, partially offset by lower cash operating costs, MTM gains associated with derivative hedging contracts and lower DD&A expense. Second quarter 2009 production volumes averaged 777 MMcfe/d, including 74 MMcfe/d of unconsolidated affiliate volumes. Second quarter 2008 production volumes averaged 833 MMcfe/d, including 71 MMcfe/d of unconsolidated affiliate volumes. Production was lower due to a sharp drop in drilling activity in response to lower natural gas and oil prices. Production from the Camarupim development project offshore Brazil has not yet begun and is now expected later this month. Total per-unit cash operating costs decreased to an average of $1.68 per Mcfe in second quarter 2009, compared with $2.01 per Mcfe for the same 2008 period primarily due to lower lease operating expenses and production taxes partially offset by lower production volumes.
Exploration and Production Results

	Quarters Ended
	June 30,
($ in millions, except price and unit cost amounts)	2009	2008

Physical sales — natural gas, oil, condensate and NGL	$244	$789
Realized and unrealized gains (losses) on financial derivatives[1]	55	(153)
Other revenues	10	19

Total operating revenues	$309	$655
Operating expenses[2]	(233)	(374)
Other income (expenses)	(15)	23

EBIT	$61	$304
DD&A	$91	$197
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	605	662
Oil, condensate, and NGL sales volumes (MBbls/d)	16	17
Total consolidated equivalent sales volumes (MMcfe/d)	703	762
Four Star total equivalent sales volumes (MMcfe/d)[3]	74	71

	Quarters Ended
	June 30,
($ in millions, except price and unit cost amounts)	2009	2008

Weighted average realized prices including financial derivative settlements
Natural gas ($/Mcf)	$7.07	$9.57
Oil, condensate, and NGL ($/Bbl)[4]	$75.21	$85.38

Transportation costs	$0.25	$0.32
Natural gas ($/Mcf)	$0.25	$0.32
Oil, condensate, and NGL ($/Bbl)	$0.84	$1.07

Per-unit costs ($/Mcfe)
DD&A	$1.43	$2.84
Cash operating costs[5]	$1.68	$2.01

[1]	Includes $99 million in 2009 and a loss of $46 million in 2008 reclassified from accumulated other comprehensive income/loss associated with accounting hedges

[2]	2009 includes $12 million of ceiling test charges related to a dry hole drilled in the South Mariut block in Egypt [3] Four Star is an equity investment. Amounts disclosed represent the company’s proportionate share

[4]	2009 includes approximately $50 million of the $186 million received in the first quarter of 2009 related to the early settlement of $110 per barrel oil derivative contracts originally scheduled to settle April through June of 2009

[5]	Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income
Hedge Positions
As of August 5, 2009, El Paso had derivative positions that provide price protection for approximately 70 percent of its estimated domestic natural gas production for the last six months of 2009. The natural gas positions have an average floor price of $9.02 per million British thermal unit (MMBtu) on 80.5 trillion British thermal units (TBtu) and an average ceiling price of $14.35 per MMBtu on 63.9 TBtu. The company also has fixed-price hedges on 1.3 million barrels of crude oil with an average price of $53.75 per barrel. For 2010, El Paso has natural gas positions that provide an average floor price of $6.41 per MMBtu on 175 TBtu and an average ceiling price of $7.24 per MMBtu on 112.5 TBtu. For 2011, El Paso has natural gas positions that provide an average floor price of $6.00 per MMBtu and an average ceiling price of $8.66 per MMBtu on 136.0 TBtu. Further information on the company’s hedging activities will be available in El Paso’s Form 10-Q.
Other Operations
Marketing
The Marketing segment reported $10 million of EBIT for the quarter ended June 30, 2009,

compared with a $153 million EBIT loss for the same period in 2008. Second quarter 2009 includes a $21 million MTM gain on remaining Pennsylvania-New Jersey-Maryland power contracts, compared with a second quarter 2008 loss of $105 million. Additionally, in second quarter 2008 the Marketing segment incurred a $52 million MTM loss on production-related derivative contracts intended to economically hedge the company’s natural gas and oil production.
Power
The Power segment reported a $21 million EBIT loss for the quarter ended June 30, 2009, compared with EBIT of $12 million for the same period in 2008. The second quarter 2009 results reflect a $22 million loss on the sale of notes that were received earlier in 2009 when the company sold its investment in the Porto Velho power facility in Brazil. In the second quarter of 2009, the company also sold its investment in the Argentina to Chile pipeline for approximately $32 million. EBIT in the second quarter of 2008 was primarily due to a gain recognized on the sale of a power plant in Asia.
Corporate and Other
During the second quarter of 2009, Corporate and Other reported EBIT of $31 million, compared with EBIT of $41 million for the same period in 2008. The decrease in EBIT is due to the change in the fair value of a legacy indemnification from the sale of an ammonia facility, offset by changes in legacy litigation adjustments.
Detailed operating statistics for each of El Paso’s businesses will be posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast of its second quarter 2009 results on August 6, 2009, beginning at 10 a.m. Eastern Time, 9 a.m. Central Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID #21905029) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s Web site in the Investors section. A telephone audio replay will be also available through August 14, 2009, by dialing

(800) 642-1687 (conference ID #21905029). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s full operating statistics, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments, which consist of both consolidated businesses and investments in unconsolidated affiliates. The company believes that EBIT is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso’s businesses and investments using the same performance measure analyzed internally by our management. The company defines EBIT as net income (loss) adjusted for items such as (i) interest and debt expense; (ii) income taxes; and (iii) net income attributable to non-controlling interests so that our investors may evaluate the company’s operating results without regard to its financing methods or capital structure. Exploration and Production per-unit total cash operating costs is a non-GAAP measure calculated on a per Mcfe basis equal to total operating expenses less DD&A, transportation costs, ceiling test charges, and cost of products and services divided by total production. It is a valuable measure of operating performance and efficiency for our Exploration and Production segment. For 2009, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders excluding changes in fair value of power contracts, changes in fair value of legacy natural gas contracts, changes in fair value of legacy indemnification, the loss related to the sale of notes receivable relating to Porto Velho sale, mark-to-market impact of E&P financial derivatives, ceiling test charges, and the effect of the change in the number of diluted shares. For 2008, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders excluding changes in fair value of legacy indemnification, the gain related to an adjustment of the liability for indemnification of medical benefits for retirees of the Case Corporation, the gain related to the disposition of a portion of the company’s investment in its telecommunications business, changes in fair value of power contracts, and changes in fair value of the production-related derivatives in Marketing, mark-to-market impact of E&P financial derivatives, and other legacy litigation adjustments. Adjusted EPS is useful in analyzing the company’s on-going earnings potential.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), income

(loss) before income taxes, operating income or operating cash flows, earnings per share or other GAAP operating measurements.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in unaudited and/or unreviewed financial information; volatility in, and access to, the capital markets; our ability to implement and achieve our objectives in our 2009 plan, including achieving our earnings and cash flow targets; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production segment; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; our ability to close asset sales, as well as transactions with partners on one or more of our expansion projects that are included in the plan on a timely basis; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil, natural gas, and power; our ability to obtain targeted cost savings in our businesses; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Certain of the production information in this press release include the production attributable to El Paso’s 49 percent interest in Four Star Oil & Gas Company (“Four Star”). El Paso’s Supplemental Oil and Gas disclosures, which are included in its Annual Report on Form 10-K, reflect its proportionate share of the proved reserves of Four Star separate from its consolidated proved reserves. In addition, the proved reserves attributable to its proportionate share of Four Star represent estimates prepared by El Paso and not those of Four Star.
Contacts
Investor and Public Relations
Bruce Connery, Vice President
Office: (713) 420-5855
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906

Appendix to El Paso Corporation August 6, 2009 Earnings Press Release
Items Impacting six month year results

Six Months Ended June 30, 2009	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income (loss) attributable to EPC common stockholders		$(899)	$(1.29)
Adjustments[1]
Ceiling test charges	$2,080	$1,344	$1.93
Change in fair value of power contracts	(55)	(35)	(0.05)
Change in fair value of legacy natural gas contracts	(18)	(12)	(0.02)
Change in fair value of legacy indemnification	(25)	(16)	(0.02)
Loss on sale of notes receivable relating to Porto Velho sale	22	22	0.03

MTM impact of E&P financial derivatives [2]	196	125	0.18
Effect of change in number of diluted shares			(0.04)

Adjusted EPS[3]			$0.72

[1]	Assumes a 36 percent tax rate except for international portion of ceiling test charges and loss on sale of notes receivable relating to Porto Velho sale and 695 million diluted shares

[2]	Consists of $449 million of MTM gains on derivatives, adjusted for $645 million of realized gains from cash settlements

[3]	Based upon 763 million fully diluted shares and includes income impact from dilutive securities
Adjusted earnings per share include $99 million, or $0.08 per share, of early cash settlements of oil derivative contracts that hedged July though December 2009 production.

Six Months Ended June 30, 2008	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$391	$0.54
Adjustments[1]
Change in fair value of power contracts	$146	$93	$0.12
Change in fair value of legacy indemnification	34	22	0.03
Case Corporation indemnification	(65)	(27)	(0.04)
Gain on sale of portion of telecommunication business	(18)	(12)	(0.01)
Other legacy litigation adjustments	(27)	(29)	(0.04)

Change in fair value of production-related derivatives in Marketing	73	47	0.06

Six Months Ended June 30, 2008	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

MTM impact of E&P financial derivatives [2]	92	59	0.08

Adjusted EPS[3]			$0.74

[1]	Assumes a 36 percent tax rate, except for Case Corporation indemnification and other legacy litigation adjustments, and 760 million diluted shares

[2]	Consists of $203 million of MTM losses on financial derivatives, adjusted for $111 million of realized losses from cash settlements

[2]	Based upon 768 million fully diluted shares and includes income impact from dilutive securities